UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 27, 2010
STILLWATER MINING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13053	81-0480654

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

536 East Pike Avenue Columbus, Montana	59019

(Address of principal executive offices)	(Zip Code)
(406) 322-8700

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-23.1

Item 8.01 Other Events
Change in Method of Accounting for Inventory Valuation
On January 1, 2010, Stillwater Mining Company (the “Company”) elected to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. The new method of accounting for recycling inventory is deemed preferable as the lot specific cost method better matches revenue and expense as the Company acquires raw catalytic material in specific lots from third parties and processes each of these specific lots for delivery to specific customers at predetermined margins.
Under the average cost method, acquisition costs and processing costs for all recycling material were blended together resulting in an average cost per ounce of recycled material. Under the lot specific cost method, the actual acquisition costs and processing costs for each specific lot of recycled material purchased and processed will be matched with the actual revenue earned for each specific lot of recycled material.
The Company filed its 2009 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission on February 26, 2010. The Company has restated certain financial information that was included in its previously filed 2009 Annual Report on Form 10-K to reflect the effect of the change in accounting method for inventory valuation for prior period financial statements for years ending December 31, 2009, 2008 and 2007 and for comparative purposes the three month periods ended March 31, June 30, September 30, and December 31, 2009 and 2008.
The Company has restated the cumulative effect of the change in accounting method on its retained earnings balance at January 1, 2007. The cumulative effect for all periods prior to January 1, 2007 was a decrease of $524,000 in the Company’s reported accumulated deficit. The Company’s effective income tax rate for all prior periods is 39.3875%. The Company’s annual report to shareholders provides three years of financial results. Amounts in all periods have been restated including earnings per share in the applicable periods. The Company has determined that the change in accounting principal did not result in a material restatement of the financial information presented in the Company’s Annual Report on Form 10-K for any of the periods presented therein.
Item 9.01 Financial Statements and Exhibits
(a)	Financial statements:

ITEM 8
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Stillwater Mining Company:
We have audited the accompanying balance sheets of Stillwater Mining Company as of December 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stillwater Mining Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
As more fully described in note 3 to the financial statements, the Company elected, at the beginning of 2010, to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. Consequently, the Company’s financial statements referred to above have been restated to conform with the new method of valuing its recycling inventory.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Stillwater Mining Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
\s\ KPMG LLP
Billings, Montana
February 26, 2010, except for note 3 for
which the date is May 27, 2010

STILLWATER MINING COMPANY
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)

Year ended December 31,	2009	2008	2007

REVENUES

Mine production	$306,892	$360,364	$331,277
PGM recycling	81,788	475,388	326,394
Other	5,752	19,980	15,365

Total revenues	394,432	855,732	673,036

COSTS AND EXPENSES
Costs of metals sold:
Mine production	209,140	283,793	256,942
PGM recycling	75,920	448,351	308,567
Other	5,741	19,892	14,289

Total costs of metals sold	290,801	752,036	579,798
Depreciation and amortization:
Mine production	70,239	82,792	82,396
PGM recycling	178	192	142

Total depreciation and amortization	70,417	82,984	82,538

Total costs of revenues	361,218	835,020	662,336
Marketing	1,987	5,705	5,586
General and administrative	25,080	26,712	22,879
Restructuring	—	5,420	—
Impairment of long-term investments	119	3,374	—
Loss on trade receivables	595	3,410	—
Loss on advances on inventory purchases	456	25,999	—
Impairment of property, plant and equipment	—	67,254	—
(Gain)/loss on disposal of property, plant and equipment	689	196	(180)

Total costs and expenses	390,144	973,090	690,621

OPERATING INCOME (LOSS)	4,288	(117,358)	(17,585)

OTHER INCOME (EXPENSE)
Other	79	144	236
Interest income	1,846	11,103	11,705
Interest expense	(6,801)	(9,718)	(11,269)
Induced conversion loss	(8,097)	—	—

LOSS BEFORE INCOME TAX BENEFIT (PROVISION)	(8,685)	(115,829)	(16,913)

Income tax benefit (provision)	30	32	—

NET LOSS	(8,655)	(115,797)	(16,913)

Other comprehensive income, net of tax	70	5,865	9,578

COMPREHENSIVE LOSS	$(8,585)	$(109,932)	$(7,335)

See accompanying notes to financial statements.

STILLWATER MINING COMPANY
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
(Continued)

Year ended December 31,	2009	2008	2007

BASIC AND DILUTED LOSS PER SHARE
Net loss	$(8,655)	$(115,797)	$(16,913)

Weighted average common shares outstanding
Basic	94,852	93,025	92,016
Diluted	94,852	93,025	92,016

Basic loss per share
Net loss	$(0.09)	$(1.24)	$(0.18)

Diluted loss per share
Net loss	$(0.09)	$(1.24)	$(0.18)

See accompanying notes to financial statements.

STILLWATER MINING COMPANY
BALANCE SHEETS
(in thousands, except share and per share amounts)

December 31,	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$166,656	$161,795
Investments, at fair market value	34,515	18,994
Inventories	88,967	72,038
Trade receivables	2,073	2,369
Deferred income taxes	18,130	17,443
Other current assets	8,680	9,756

Total current assets	319,021	282,395
Property, plant and equipment, net	358,866	393,412
Restricted cash	38,045	35,595
Other noncurrent assets	9,263	11,487

Total assets	$725,195	$722,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,901	$14,662
Accrued payroll and benefits	26,481	24,111
Property, production and franchise taxes payable	10,405	10,749
Current portion of long-term debt	—	97
Other current liabilities	3,689	5,489

Total current liabilities	49,476	55,108
Long-term debt	195,977	210,947
Deferred income taxes	18,130	17,443
Accrued workers compensation	4,737	6,761
Asset retirement obligation	6,209	7,028
Other noncurrent liabilities	3,855	4,448

Total liabilities	$278,384	$301,735

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 96,732,185 and 93,665,855 shares issued and outstanding	967	937
Paid-in capital	674,869	640,657
Accumulated deficit	(228,935)	(220,280)
Accumulated other comprehensive loss	(90)	(160)

Total stockholders’ equity	446,811	421,154

Total liabilities and stockholders’ equity	$725,195	$722,889

See accompanying notes to financial statements.

STILLWATER MINING COMPANY
STATEMENTS OF CASH FLOWS
(in thousands)

Year ended December 31,	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,655)	$(115,797)	$(16,913)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	70,417	82,984	82,538
Lower of cost or market inventory adjustments	6,626	8,907	6,013
Induced conversion loss	8,097	—	—
Restructuring costs	—	5,420	—
Impairment of long-term investments	119	3,374	—
Impairment of property, plant, and equipment	—	67,254	—
Loss on trade receivables	595	3,410	—
Loss on advances on inventory purchases	456	25,999	—
(Gain)/loss on disposal of property, plant and equipment	689	196	(180)
Accretion of asset retirement obligation	606	885	734
Stock issued under employee benefit plans	4,767	5,992	5,470
Amortization of debt issuance costs	1,036	3,214	500
Share based compensation	6,674	5,063	3,805

Changes in operating assets and liabilities:
Inventories	(22,793)	35,893	(13,862)
Advances on inventory purchases	(262)	(901)	(4,205)
Trade receivables	296	6,365	3,864
Employee compensation and benefits	2,379	(1,968)	596
Accounts payable	(5,761)	(3,560)	(6,896)
Property, production and franchise taxes payable	(937)	566	(780)
Workers compensation	(2,024)	(3,221)	(272)
Restricted cash	(2,450)	(9,540)	(2,100)
Forward hedges	—	(2,812)	747
Other	(203)	(3,480)	(2,637)

NET CASH PROVIDED BY OPERATING ACTIVITIES	59,672	114,243	56,422

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(39,534)	(82,277)	(87,876)
Purchases of long-term investments	—	(948)	(1,687)
Proceeds from disposal of property, plant and equipment	603	329	396
Purchases of investments	(47,551)	(41,095)	(64,925)
Proceeds from maturities of investments	31,759	49,424	73,125

NET CASH USED IN INVESTING ACTIVITIES	(54,723)	(74,567)	(80,967)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt and capital lease obligations	(97)	(98,539)	(2,631)
Payments for debt issuance costs	—	(5,098)	—
Proceeds from issuance of convertible debentures	—	181,500	—
Issuance of common stock	9	2,990	252
Restricted cash	—	(20,170)	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(88)	60,683	(2,379)

CASH AND CASH EQUIVALENTS
Net increase (decrease)	4,861	100,359	(26,924)
Balance at beginning of year	161,795	61,436	88,360

BALANCE AT END OF YEAR	$166,656	$161,795	$61,436

See accompanying notes to financial statements.

STILLWATER MINING COMPANY
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

						Total
	Shares	Common	Paid-in	Accumulated	Accumulated Other	Stockholders’
	Outstanding	Stock	Capital	Deficit	Comprehensive Loss	Equity
BALANCE AT DECEMBER 31, 2006	91,515	$915	$617,107	$(87,570)	$(15,603)	$514,849

Net loss	—	—	—	(16,913)	—	(16,913)
Change in net unrealized gains on derivative financial instruments	—	—	—	—	9,247	9,247
Change in fair market value of securities	—	—	—	—	331	331
Common stock issued under employee benefit plans	488	5	5,465	—	—	5,470
Stock option expense	—	—	392	—	—	392
Common stock issued under stock plans	29	—	252	—	—	252
Common stock issued under Directors’ deferral plan	5	4	74	—	—	78
Nonvested shares of common stock granted to officers and employees	368	—	—	—	—	—
Amortization of unearned nonvested stock	—	—	4,374	—	—	4,374
Forfeiture of nonvested stock	—	—	(1,039)	—	—	(1,039)

BALANCE AT DECEMBER 31, 2007	92,405	$924	$626,625	$(104,483)	$(6,025)	$517,041

Net loss	—	—	—	(115,797)	—	(115,797)
Change in net unrealized gains on derivative financial instruments	—	—	—	—	6,533	6,533
Change in fair market value of securities	—	—	—	—	(668)	(668)
Common stock issued under employee benefit plans	815	8	5,984	—	—	5,992
Stock option expense	—	—	380	—	—	380
Common stock issued under stock plans	237	3	2,987	—	—	2,990
Common stock issued under Directors’ deferral plan	8	2	59	—	—	61
Nonvested shares of common stock granted to officers and employees	201	—	—	—	—	—
Amortization of unearned nonvested stock	—	—	4,654	—	—	4,654
Forfeiture of nonvested stock	—	—	(32)	—	—	(32)

BALANCE AT DECEMBER 31, 2008	93,666	$937	$640,657	$(220,280)	$(160)	$421,154

Net loss	—	—	—	(8,655)	—	(8,655)
Change in fair market value of securities	—	—	—	—	70	70
Common stock issued under employee benefit plans	887	9	4,758	—	—	4,767
Stock option expense	—	—	238	—	—	238
Common stock issued under stock plans	2	—	9	—	—	9
Common stock issued under Directors’ deferral plan	7	—	32	—	—	32
Nonvested shares of common stock granted to officers and employees	327	3	—	—	—	3
Common stock issued for conversion of long-term debt	1,843	18	22,774			22,792
Amortization of unearned nonvested stock	—	—	6,463	—	—	6,463
Forfeiture of nonvested stock	—	—	(62)	—	—	(62)

BALANCE AT DECEMBER 31, 2009	96,732	$967	$674,869	$(228,935)	$(90)	$446,811

See accompanying notes to financial statements.

STILLWATER MINING COMPANY
NOTES TO THE FINANCIAL STATEMENTS
NOTE 1
NATURE OF OPERATIONS
     Stillwater Mining Company, a Delaware corporation, is engaged in the development, extraction, processing, refining and marketing of palladium, platinum and associated metals (platinum group metals or PGMs) from a geological formation in south central Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is a twenty-eight (28) mile long geologic formation containing the largest known deposit of platinum group metals (PGMs) in the United States.
     The Company’s mining operations consist of the Stillwater Mine located on the J-M Reef in Nye, Montana, the East Boulder Mine, located at the western end of the J-M Reef in Sweet Grass County, Montana and a smelter and base metal refinery located in Columbus, Montana. The Company processes its mining concentrates and recycles spent catalyst material received from third parties to recover PGMs at the smelter and base metal refinery.
     The Company’s operations can be significantly affected by risks and uncertainties associated with the mining and recycling industry as well as those specifically related to its operations. The most significant risks and uncertainties the Company faces are (i) expiration of the sales agreement with Ford Motor Company at the end of 2010 (see Note 5) and (ii) price volatility of palladium and platinum.
     Additional risks and uncertainties include but are not limited to the following: economic and political events affecting supply and demand for these metals, mineral reserve estimation, environmental restrictions and obligations, governmental regulations, ownership of and access to mineral reserves, stable workforce and increased surety requirements.
     The Company evaluates subsequent events through the date the financial statements are issued. No subsequent events were identified that required additional disclosure through the date of this filing.
NOTE 2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CASH AND CASH EQUIVALENTS
     Cash and cash equivalents consist of all cash balances and all highly liquid investments purchased with an original maturity of three months or less.
RESTRICTED CASH
     Restricted cash consists of cash equivalents that have been posted as collateral on outstanding letters of credit. The restrictions on the balances lapse upon expiration of the letters of credit which currently have terms of one year or less. Restricted cash is classified as noncurrent as the Company anticipates renewing the letters of credit (associated with reclamation obligations) upon expiration.
INVESTMENTS
     Investment securities at December 31, 2009, consist of a mutual fund and federal agency notes and commercial paper with stated maturities in excess of three months but less than one year. All securities are deemed by management to be available-for-sale and are reported at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction of the carrying amount of the security to fair value. The impairment is charged to earnings and a new cost basis for the security is established.
     The Company’s long-term investments were originally recorded at cost due to less than 20% equity interest and no significant Company control over the investees. A decline in the market value of these long-term investments that is deemed to be other-than-temporary will result in a reduction of the carrying amount of the investment to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.
INVENTORIES
     Mined metal inventories are carried at the lower of current realizable value or average cost taking into consideration the Company’s long-term sales contracts and average unit costs. Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs relating to mining and processing activities. Recycled metal inventories are carried at the lower of current realizable value or specific identification cost taking into consideration the Company’s fixed forward recycling metal contracts and specific lot costs (see Note 3). The costs of recycled PGM inventories as of any date are determined based on the acquisition cost of the recycled material and include all inventoriable processing costs, including direct labor, direct materials and third party refining costs which relate to the processing activities incurred. Materials and supplies inventories are valued at the lower of average cost or fair market value.
RECEIVABLES
     Trade receivables and other receivable balances recorded in other current assets are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable. The Company wrote off $0.6 million and $3.4 million of its receivable balance in 2009 and 2008, respectively, when it was determined that ultimate repayment was questionable. The Company determined that no allowance against its receivable balances at December 31, 2009 and 2008 were necessary.
PROPERTY, PLANT AND EQUIPMENT
     Plant facilities and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging from three to seven years or, for capital leases, the term of the related leases, if shorter. Maintenance and repairs are charged to cost of revenues as incurred.
     Capitalized mine development costs are expenditures incurred to increase existing production, develop new ore bodies or develop mineral property substantially in advance of production. Capitalized mine development costs include a vertical shaft, multiple surface adits and underground infrastructure development including footwall laterals, ramps, rail and transportation, electrical and ventilation systems, shop facilities, material handling areas, ore handling facilities, dewatering and pumping facilities. These expenditures are capitalized and amortized over the life of the mine or over a shorter mining period, depending on the period benefited by those expenditures, using the units-of-production method. The Company utilizes total proven and probable ore reserves, measured in tons, as the basis for determining the life of mine and uses the ore reserves in the immediate and relevant vicinity as the basis for determining the shorter mining period.
     The Company calculates amortization of capitalized mine development costs in any vicinity by applying an amortization rate to the relevant current production. The amortization rates are each based upon a ratio of un-amortized capitalized mine development costs to the related ore reserves. Capital development expenditures are added to the un-amortized capitalized mine development costs and amortization rates updated as the related assets are placed into service. In the calculation of the amortization rate, changes in ore reserves are accounted for as a prospective change in estimate. Ore reserves and the further benefit of capitalized mine development costs are determined based on management assumptions. Any significant changes in these assumptions, such as a change in the mine plan or a change in estimated proven and probable ore reserves, could have a material effect on the expected period of benefit resulting in a potentially significant change in the amortization rate and/or the valuations of related assets. The Company’s proven ore reserves are generally expected to be extracted utilizing its existing mine development infrastructure. Additional capital expenditures will be required to access the Company’s estimated probable ore reserves. These anticipated capital expenditures are not included in the current calculation of depreciation and amortization.
     Expenditures incurred to sustain existing production and directly access specific ore reserve blocks or stopes provide benefit to ore reserve production over limited periods of time (secondary development) and are charged to operations as incurred. These costs include ramp and stope access excavations from the primary haulage levels (footwall laterals), stope material rehandling/laydown excavations, stope ore and waste pass excavations and chute installations, stope ventilation raise excavations and stope utility and pipe raise excavations.
     Interest is capitalized on expenditures related to major construction or development projects and is amortized using the same method as the related asset. Interest capitalization is discontinued when the asset is placed into operation or when development and construction cease.
LEASES
     The Company classifies a lease as either capital or operating. All capital leases are depreciated either over the useful life of the asset or over the lease term.
ASSET IMPAIRMENT
     The Company reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. Future cash flows include estimates of recoverable ounces, PGM prices (historical prices or third-party projections of future prices, long-term sales contracts prices, price trends and related factors), production levels and capital and reclamation expenditures, all based on life-of-mine plans and projections. If the assets are impaired, a calculation of fair market value is performed, and if the fair market value is lower than the carrying value of the assets, the assets are reduced to their fair market value.
     Assumptions underlying future cash flows are subject to risks and uncertainties. Any differences between significant assumptions and market conditions such as PGM prices, lower than expected recoverable ounces, and/or the Company’s operating performance could have a material effect on the Company’s determination of ore reserves, or its ability to recover the carrying amounts of its long-lived assets resulting in potential additional impairment charges.
FAIR VALUE OF FINANCIAL INSTRUMENTS
     The Company’s non-derivative financial instruments consist primarily of cash equivalents, trade receivables, investments, revenue bond debt, and capital lease obligations. The carrying amounts of cash equivalents and trade receivables approximate fair value due to their short maturities. The carrying amounts of investments approximate fair value based on market quotes.
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. A fair value hierarchy was established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy distinguishes among three levels of inputs that may be utilized when measuring fair value: Level 1 inputs (using quoted prices in active markets for identical assets or liabilities), Level 2 inputs (using external inputs other than level 1 prices such as quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability) and Level 3 inputs (unobservable inputs supported by little or no market activity and based on internal assumptions used to measure assets and liabilities). The classification of each financial asset or liability within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
REVENUE RECOGNITION
     Revenue is comprised of mine production revenue, PGM recycling revenue and other sales revenue. Mine production revenue consists of the sales of palladium and platinum extracted by the Company’s mining operations, including any realized hedging gains or losses, and is reduced by sales discounts associated with automotive agreements. Mine production revenue also consists of the sales of by-products (rhodium, gold, silver, copper and nickel) extracted by mining operations. PGM recycling revenue consists of the sales of recycled palladium, platinum and rhodium derived from spent catalytic materials, including any unrealized and realized hedging gains or losses. Other sales revenue consists of sales of PGMs that were acquired on the open market for resale.
     Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred either physically or through an irrevocable transfer of metals to customers’ accounts, the price is fixed or determinable, no related obligations remain and collectability is probable. Under the terms of sales contracts and purchase orders received from customers, the Company recognizes revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the Company to the account of the customer. Under certain of its sales agreements, the Company instructs a third party refiner to transfer metal from the Company’s account to the customer’s account; at this point, the Company’s account at the third party refinery is reduced and the purchaser’s account is increased by the number of ounces of metal sold. These transfers are irrevocable and the Company has no further responsibility for the delivery of the metals. Under other sales agreements, physical conveyance occurs by the Company arranging for shipment of metal from the third party refinery to the purchaser. In these cases, revenue is recognized at the point when title passes contractually to the purchaser. Sales discounts are recognized when the related revenue is recorded. The Company classifies any sales discounts as a reduction in revenue.
HEDGING PROGRAM
     From time to time, the Company enters into derivative financial instruments, including fixed forwards, cashless put and call option collars and financially settled forwards to manage the effect of changes in the prices of palladium and platinum on the Company’s revenue and to manage interest rate risk. Derivatives are reported on the balance sheet at fair value and, if the derivative is not designated as a hedging instrument, changes in fair value must be recognized in earnings in the period of change. If the derivative is designated as a hedge, and to the extent such hedge is determined to be highly effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability (if applicable) or (b) reported as a component of other comprehensive income (loss) in the period of change, and subsequently recognized in the determination of net income (loss) in the period the offsetting hedged transaction occurs. If an instrument is settled early, any gains or losses are immediately recognized as adjustments to the revenue recorded for the related hedged production.
     Unrealized derivative gains and losses recorded in current and non-current assets and liabilities and amounts recorded in other comprehensive income (loss) and in current period earnings are non-cash items and therefore are taken into account in the preparation of the statement of cash flows based on their respective balance sheet classifications.
RECLAMATION AND ENVIRONMENTAL COSTS
     The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.
     Accounting for reclamation obligations requires management to make estimates for each mining operation of the future costs the Company will incur to complete final reclamation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work that the Company is required to perform. Any such increases in future costs could materially impact the amounts charged in future periods to operations for reclamation and remediation.
INCOME TAXES
     The Company determines income taxes using the asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Each quarter, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance has been provided at December 31, 2009 and 2008, for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized. Based on the Company’s current financial projections, and in view of the level of tax depreciation and depletion deductions available, it appears unlikely that the Company will owe any income taxes for the foreseeable future. However, if average realized PGM prices continue to increase substantially in the future, the Company could owe income taxes prospectively on the resulting higher taxable income.
STOCK-BASED COMPENSATION
     Costs resulting from all share-based payment transactions are recognized in the financial statements over the respective vesting periods and determined using a fair-value-based measurement method. The fair values for stock options and other stock-based compensation awards issued to employees are estimated at the date of grant using a Black-Scholes option pricing model.
EARNINGS (LOSS) PER COMMON SHARE
     Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if the Company’s dilutive outstanding stock options or nonvested shares were exercised and the Company’s convertible debt was converted. No adjustments were made to reported net income (loss) in the computation of basic or diluted earnings (loss) per share as of December 31, 2009, 2008 or 2007. The Company currently has only one class of equity shares outstanding.
COMPREHENSIVE INCOME (LOSS)
     Comprehensive income (loss) includes net income (loss), as well as other changes in stockholders’ equity that result from transactions and events other than those with stockholders. The Company’s only significant elements of other comprehensive income in 2009 consisted of unrealized gains and losses related to available-for-sale marketable securities. In 2008 and 2007, comprehensive income (loss) consisted of unrealized gains and losses on derivative financial instruments related to commodity price hedging activities and available-for-sale marketable securities.
DEBT ISSUANCE COSTS
     Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt using the effective interest method.
USE OF ESTIMATES
     The preparation of the Company’s financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management’s estimates relate to mineral reserves, reclamation and environmental obligations, valuation allowance for deferred tax assets, useful lives utilized for depreciation, amortization and accretion calculations, future cash flows from long-lived assets, fair value of long-lived assets, and fair value of derivatives. Actual results could differ from these estimates.
RECLASSIFICATION
     Prior year amounts previously disclosed as advances on inventory purchases have been consolidated into other assets to conform to the current year presentation on the Company’s balance sheet. Exploration expense in 2008 and 2007 has been included in general and administrative expenses to conform to the current year presentation on the Company’s income statement.
NOTE 3
CHANGE IN INVENTORY COST METHOD FOR RECYCLING INVENTORY
     On January 1, 2010, the Company elected to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. The new method of accounting for recycling inventory is deemed preferable as the lot specific cost method better matches revenue and expense as the Company acquires raw catalytic material in specific lots from third parties and processes each of these specific lots for delivery to specific customers at predetermined margins.
     Under the average cost method, acquisition costs and processing costs for all recycling material were blended together resulting in an average cost per ounce of recycled material. Under the lot specific cost method, the actual acquisition costs and processing costs for each specific lot of recycled material purchased and processed will be matched with the actual revenue earned for each specific lot of recycled material.
     The Company has applied the lot specific cost method retrospectively and has restated its effect on prior period financial statements for years ending December 31, 2009, 2008 and 2007 and for comparative purposes, the three month periods ended March 31, June 30, September 30, and December 31, 2009 and 2008. The cumulative effect of the accounting change for all prior periods through December 31, 2006 was a decrease in cost of sales of $0.5 million.
     The following financial statement line items in the Company’s previously reported statements of operations and comprehensive income (loss), balance sheets and statements of cash flows for fiscal periods 2009, 2008, and 2007 were affected by the change in accounting method:

Statements of Operations and Comprehensive Income (Loss) as originally reported under the average cost method for each of the years ended December 31:
Statement of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	2009	2008	2007

PGM recycling costs of metals sold	$76,483	$449,497	$306,757
Operating income (loss)	3,725	(118,504)	(15,775)
Net income (loss)	(9,218)	(116,943)	(15,103)
Comprehensive income (loss)	$(9,148)	$(111,078)	$(5,525)

Weighted average common shares outstanding
Basic	94,852	93,025	92,016
Diluted	94,852	93,025	92,016
Basic income (loss) per share	$(0.10)	$(1.26)	$(0.16)
Diluted income (loss) per share	$(0.10)	$(1.26)	$(0.16)
Statements of Operations and Comprehensive Income (Loss) reflecting the retrospective application of the accounting change from average cost method to the lot specific method for each of the years ended December 31:
Statement of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	2009	2008	2007

PGM recycling costs of metals sold	$75,920	$448,351	$308,567
Operating income (loss)	4,288	(117,358)	(17,585)
Net income (loss)	(8,655)	(115,797)	(16,913)
Comprehensive income (loss)	$(8,585)	$(109,932)	$(7,335)

Basic income (loss) per share	$(0.09)	$(1.24)	$(0.18)
Diluted income (loss) per share	$(0.09)	$(1.24)	$(0.18)
Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on the Statements of Operations and Comprehensive Income (Loss) for each of the years ended December 31:
Statement of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	2009	%	2008	%	2007	%

PGM recycling costs of metals sold	$(563)	-1%	$(1,146)	—	$1,810	1%
Operating income (loss)	563	15%	1,146	-1%	(1,810)	11%
Net income (loss)	563	-6%	1,146	-1%	(1,810)	12%
Comprehensive income (loss)	$563	-6%	$1,146	-1%	$(1,810)	33%

Basic income (loss) per share	$0.01		$0.02		$(0.02)
Diluted income (loss) per share	$0.01		$0.02		$(0.02)

Balance Sheets as originally reported under the average cost method as of December 31 are presented below:
Balance Sheet
(in thousands)

	2009	2008	2007

Inventory	$88,544	$72,178	$119,586
Total assets	724,772	723,029	743,330
Accumulated deficit	(229,358)	(220,140)	(103,197)
Total shareholders’ equity	$446,388	$421,294	$518,327
Balance Sheets reflecting the retrospective application of the accounting change from average cost method to the lot specific method as of December 31 are presented below:
Balance Sheet
(in thousands)

	2009	2008	2007

Inventory	$88,967	$72,038	$118,300
Total assets	725,195	722,889	742,044
Accumulated deficit	(228,935)	(220,280)	(104,483)
Total shareholders’ equity	$446,811	$421,154	$517,041
Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on the Balance Sheets as of December 31:
Balance Sheet
(in thousands)

	2009	%	2008	%	2007	%

Inventory	$423	—	$(140)	—	$(1,286)	-1%
Total assets	423	—	(140)	—	(1,286)	—
Accumulated deficit	423	—	(140)	—	(1,286)	1%
Total shareholders’ equity	$423	—	$(140)	—	$(1,286)	—
As a result of the accounting change, accumulated deficit as of January 1, 2007, decreased from $(88,094), as originally reported using the average cost method, to $(87,570) using the lot specific method.

Statements of Cash Flows as originally reported under the average cost method for each of the years ended December 31 are presented below:
Statement of Cash Flows
(in thousands)

	2009	2008	2007

Net income (loss)	$(9,218)	$(116,943)	$(15,103)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	10,892	16,623	6,013
(Increase) decrease in inventory	(26,496)	29,323	(15,672)

Net cash provided by operating activities	59,672	114,243	56,422

Net increase (decrease) in cash	4,861	100,359	(26,924)
Cash at the beginning of the period	161,795	61,436	88,360
Cash at the end of the period	$166,656	$161,795	$61,436

Statements of Cash Flows reflecting the retrospective application of the accounting change from average cost method to the lot specific method for each of the years ended December 31 are presented below:
Statement of Cash Flows
(in thousands)

	2009	2008	2007
Net income (loss)	$(8,655)	$(115,797)	$(16,913)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	6,626	8,907	6,013
(Increase) decrease in inventory	(22,793)	35,893	(13,862)

Net cash provided by operating activities	59,672	114,243	56,422

Net increase (decrease) in cash	4,861	100,359	(26,924)
Cash at the beginning of the period	161,795	61,436	88,360
Cash at the end of the period	$166,656	$161,795	$61,436

Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on Statements of Cash Flows for each of the years ended December 31:
Statement of Cash Flows
(in thousands)

	2009	%	2008	%	2007	%

Net income (loss)	$563	-6%	$1,146	-1%	$(1,810)	12%

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	(4,266)	-39%	(7,716)	-46%	—	—
(Increase) decrease in inventory	3,703	-14%	6,570	22%	1,810	-12%

NOTE 4
ASSET IMPAIRMENT
     The Company has determined that there was no material event or change in circumstances requiring the Company to test its long-lived assets for impairment at December 31, 2009. The Company recorded a $67.3 million charge against earnings at December 31, 2008, reducing the carrying value of the East Boulder Mine assets to $161.4 million.
     Assumptions underlying estimates of future cash flows are subject to risks and uncertainties. Any differences between significant assumptions and market conditions such as PGM prices, lower than expected recoverable ounces, and/or the company’s operating performance could have a material effect on the company’s determination of ore reserves, or its ability to recover the carrying amounts of its long lived assets, resulting in potential additional impairment charges.
NOTE 5
SALES
Mine Production
     Palladium, platinum, rhodium, gold and silver are sent to third party refineries for final processing from where they are sold to a number of consumers and dealers with whom the Company has established trading relationships. Refined platinum group metals (PGMs) of 99.95% purity (rhodium of 99.9%) in sponge form are transferred upon sale from the Company’s account at third party refineries to the account of the purchaser. By-product precious metals are normally sold at market prices to customers, brokers or outside refiners. By-products of copper and nickel are produced by the Company at less than commercial grade, so prices for these metals typically reflect a quality discount. By-product sales are included in revenues from mine production. During 2009, 2008 and 2007, total by-product (copper, nickel, gold, silver and mined rhodium) sales were $23.6 million, $36.8 million and $53.8 million, respectively.
     The Company has a sales agreement with Ford Motor Company covering a portion of production from the mines, that contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. Under this sales agreement, the Company currently has committed 80% of its palladium production and 70% of its platinum production from mining through 2010. None of the Company’s platinum or palladium production after 2010 is currently committed.
     The agreement contains termination provisions that allow the purchaser to terminate in the event the Company breaches certain provisions of the agreement and the Company does not cure the breach within specified periods ranging from 10 to 30 days of notice.
PGM Recycling
     The Company purchases spent catalyst materials from third parties and processes these materials in its facilities in Columbus, Montana to recover palladium, platinum and rhodium to sell to various third parties. The Company has entered into sourcing arrangements for catalyst material with several suppliers. Under these sourcing arrangements, the Company from time to time may advance cash to suppliers for purchase and collection of these spent catalyst materials. These advances are reflected as advances on inventory purchases and included in other assets on the Company’s balance sheet until such time as the material has been physically received and title has transferred to the Company. In some cases the Company holds a security interest in materials procured by suppliers but not yet received by the Company. Once the material is physically received and title has transferred, the associated advance is reclassified into inventories. Finance charges on these advances collected in advance of being earned are recorded as unearned income and are included in other current liabilities on the Company’s balance sheet. The Company recorded write-downs of advances on these recycling inventory purchases of $0.5 million and $26.0 million during 2009 and 2008, respectively. The Company also has various spot purchase and tolling arrangements with other suppliers of spent catalytic materials, but the volumes from these arrangements are less significant.
     At the same time the Company purchases material for recycling, it typically enters into a fixed forward contract for future delivery of the PGMs contained in the material at a price consistent with the purchase cost of the recycled material. The contract commits the Company to deliver finished metal on a specified date that normally corresponds to the expected out-turn date for the metal from the final refiner. This arrangement largely eliminates the Company’s exposure to fluctuations in market prices during processing, but it also creates an obligation to deliver metal in the future that could be subject to operational risks. If the Company were unable to complete the processing of the recycled material by the contractual delivery date, it could be required to purchase substitute finished metal in the open market to cover its commitments, and then would bear the cost (or benefit) of any change in market price relative to the price stipulated in the delivery contract.
Other
     The Company makes other open market purchases of PGMs from time to time for resale to third parties. The Company recognized revenue of $5.8 million on 12,600 ounces of palladium and 2,900 ounces of platinum that were purchased in the open market and re-sold for the year ended December 31, 2009. The Company recognized revenue of $20.0 million and $15.4 million on 48,800 and 43,800 ounces of palladium that were purchased in the open market and re-sold for the year ended December 31, 2008 and 2007, respectively.
NOTE 6
DERIVATIVE INSTRUMENTS
     The Company uses various derivative financial instruments to manage the Company’s exposure to changes in interest rates and PGM market commodity prices. Some of these derivative transactions are designated as hedges. Because the Company hedges only with instruments that have a high correlation with the value of the underlying exposures, changes in the derivatives’ fair value are expected to be offset by changes in the value of the hedged transaction.
Commodity Derivatives
     The Company regularly enters into fixed forward contracts and financially settled forward contracts to offset the price risk in its PGM recycling activity. From time to time, it also enters into these types of contracts on portions of its mine production. In fixed forward transactions, the Company agrees to deliver a stated quantity of metal on a specific future date at a price stipulated in advance. The Company uses fixed forward transactions primarily to price in advance the metals acquired for processing in its recycling segment. Under financially settled forward transactions, at each settlement date the Company receives the difference between the forward price and the market price if the market price is below the forward price and the Company pays the difference between the forward price and the market price if the market price is above the forward price. These financially settled forward contracts are settled in cash at maturity and do not require physical delivery of metal at settlement. The Company normally uses financially settled forward contracts with third parties to reduce its exposure to price risk on metal it is obligated to deliver under long-term sales agreements.
Mine Production
     At present the Company is not party to hedges on its mined platinum production. In the second quarter of 2008, the Company settled the remaining financially settled forward agreements covering future anticipated platinum sales out of mine production. Realized losses on hedges of mined platinum in 2008 and 2007 were $12.8 million and $31.7 million, respectively, and were recorded as an adjustment to mine production revenue.
PGM Recycling
     The Company enters into fixed forward sales relating to PGM recycling of catalysts materials. The metals from PGM recycled materials are sold forward at the time of purchase and delivered against the fixed forward contracts when the ounces are recovered. All of these fixed forward sales contracts open at December 31, 2009, will settle at various periods through May 2010. The Company has credit agreements with its major trading partners that provide for margin deposits in the event that forward prices for metals exceed the Company’s hedged prices by a predetermined margin limit. As of December 31, 2009 and 2008, no such margin deposits were outstanding or due.
     From time to time, the Company also enters into financially settled forward contracts on recycled materials for which it hasn’t entered into a fixed forward sale. Such contracts are utilized when the Company wishes to establish a firm forward price for recycled metal as of a specific future date. No financially settled forward contracts were outstanding at December 31, 2009. The Company generally has not designated these contracts as cash flow hedges, so they are marked to market at the end of each accounting period with the change in the fair value of the derivatives being reflected in the income statement. The corresponding net realized loss on these derivatives in 2009, 2008 and 2007 was $0.2 million and was recorded as a component of recycling revenue.
     The following is a summary of the Company’s commodity derivatives as of December 31, 2009:
PGM Recycling:
Fixed Forwards

	Platinum		Palladium		Rhodium
Settlement Period	Ounces	Avg. Price	Ounces	Avg. Price	Ounces	Avg. Price
First Quarter 2010	12,962	$1,371	15,537	$351	2,911	$1,849
Second Quarter 2010	1,438	$1,469	1,428	$382	859	$2,452
The Following is the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss) for the periods ended December 31,
Derivatives Designated as Cash Flow Hedges
Effective Portion
(in thousands)

	Amount of Gain or (Loss) Recognized			Location of	Amount of Gain or (Loss) Reclassified
	in AOCI			Gain/(Loss) When	from AOCI into Income
Designated Derivative	2009	2008	2007	Reclassified	2009	2008	2007
Financially settled				Mine production
forward contracts	$—	$(6,261)	$(22,422)	revenue	$—	$(12,794)	$(31,669)
Ineffective portion of derivatives was not significant at December 31, 2009, 2008 or 2007.
The Following is the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss) for the periods ended December 31,
(in thousands)

	Location of	Amount of Gain or (Loss) Recognized
	Gain/(Loss)	in Income
Derivatives Not Designated as Cash Flow Hedges	Recognized in Income	2009	2008	2007
Fixed forward contracts	Other revenue	$5	$—	$—
Fixed forward contracts	Other revenue	$(2)	$—	$—
Financially settled forward contracts	PGM recycling revenue	$—	$150	$(174)
Fixed forward contracts	PGM recycling revenue	$243	$—	$—
Fixed forward contracts	PGM recycling revenue	$(47)	$—	$—

Fair Value of Derivative Instruments
(in thousands)
As of December 31,

		Asset Derivatives				Liability Derivatives
Derivatives Designated	Balance Sheet	Fair Value			Balance Sheet	Fair Value
as Cash Flow Hedges	Location	2009	2008	2007	Location	2009	2008	2007
Financially settled forward					Other current
commodity contracts		$—	$—	$—	liabilities	$—	$—	$6,424
NOTE 7
SHARE-BASED PAYMENTS
STOCK PLANS
     The Company sponsors stock option plans (the “Plans”) that enable the Company to grant stock options or nonvested shares to employees and non-employee directors. The Company has options outstanding under three separate plans: the 1994 Incentive Plan, the General Plan and the 2004 Equity Incentive Plan. During 2004, the 1994 Incentive Plan was terminated and in early 2008, the General Plan was terminated. Shares of common stock that have been authorized for issuance under the 1994 Incentive Plan and the General Plan were 1,400,000 and 1,151,000, respectively. While no additional options may be issued under these two plans, options issued prior to the termination dates remain outstanding. A total of 5,250,000 shares of common stock have been authorized for issuance under the 2004 Equity Incentive Plan, of which approximately 2,230,000 shares remain reserved and available for grant as of December 31, 2009.
     Awards granted under the Plans may consist of incentive stock options (ISOs) or non-qualified stock options (NQSOs), stock appreciation rights (SARs), nonvested shares or other stock-based awards, with the exception that non-employee directors may not be granted SARs and only employees of the Company may be granted ISOs.
     The Compensation Committee of the Company’s Board of Directors administers the Plans and determines the exercise price, exercise period, vesting period and all other terms of instruments issued under the Plans. Directors’ options vest over a six month period after date of grant. Officers’ and employees’ options vest ratably over a three year period after date of grant. Officers’ and directors’ options expire ten years after the date of grant. All other options expire five to ten years after the date of grant, depending upon the original grant date. The Company received approximately $9,200, $3.0 million and $0.3 million, in cash from the exercise of stock options in 2009, 2008 and 2007, respectively.

Nonvested Shares:
     Nonvested shares granted to non-management directors certain members of management and other employees as of December 31, 2009, 2008 and 2007, along with the related compensation expense are detailed in the following table:

		Nonvested	Market
		Shares	Value on			Compensation Expense
Grant Date	Vesting Date	Granted	Grant Date	2009		2008		2007
May 7, 2004	May 7, 2007	348,170	$4,460,058	$—		$—		$495,562
May 3, 2005	May 3, 2008	225,346	$1,654,040	—		147,446		260,656	(1)
April 27, 2006	April 27, 2009	288,331	$4,731,512	421,524		1,264,571		1,056,171	(1)
February 22, 2007	February 22, 2010	426,514	$5,433,788	1,407,082	(3)	1,420,002	(2)	1,242,863	(1)
May 3, 2007	November 3, 2007	17,654	$280,000	—		—		280,000
February 4, 2008	February 4, 2011	16,741	$225,000	75,313		68,098		—
March 6, 2008	March 6, 2011	287,592	$5,283,065	1,701,370	(3)	1,435,344	(2)	—
May 8, 2008	November 8, 2008	19,719	$280,010	—		280,010		—
December 9,2008	June 9, 2009	12,987	$40,000	33,333		6,667		—
January 26, 2009	July 26, 2009	9,852	$40,000	40,000		—		—
March 14, 2009	March 14, 2012	642,000	$1,964,520	523,138		—		—
April 16, 2009	March 14, 2012	328,819	$1,624,366	393,973	(3)	—		—
April 16, 2009	March 14, 2010	375,404	$1,854,496	1,430,977	(3)	—		—
May 7, 2009	November 7, 2009	55,656	$320,022	320,022		—		—
August 5, 2009	February 5, 2010	5,857	$40,000	32,173		—		—
September 21, 2009	March 21, 2010	5,070	$40,000	22,320		—		—

Total compensation expense of nonvested shares				$6,401,225		$4,622,138		$3,335,252

(1)	78,493, 57,148, and 44,554 nonvested shares granted in 2007, 2006, and 2005, respectively, were forfeited in 2007 due to the resignation of one member of the Company’s senior management. Compensation expense in 2007 has been reduced to reflect compensation expense of $255,318, $494,949, and $281,606 recognized in 2007, 2006, and 2005, respectively, due to this resignation. Compensation expense in 2007 was also reduced by approximately $7,000 for forfeiture of approximately 3,200 nonvested shares granted to certain members of management and other employees who terminated employment in 2007.

(2)	Compensation expense in 2008 was reduced by approximately $32,400 for forfeiture of approximately 7,600 nonvested shares granted in 2008 and 2007 to certain members of management and other employees who terminated employment in 2008.

(3)	Compensation expense in 2009 was reduced by approximately $62,500 for forfeiture of approximately 14,100 nonvested shares granted in 2009, 2008 and 2007 to certain members of management and other employees who terminated employment in 2009.
Deferral Plans:
     The Stillwater Mining Company Non-Employee Directors’ Deferral Plan, allows non-employee directors to defer all or any portion of the compensation received as directors, in accordance with the provisions of Section 409A of the Internal Revenue Code and associated Treasury regulations. All amounts deferred under this plan are fully vested, and each participant elects the deferral period and form of the compensation (cash or Company common stock). The plan provides for a Company matching contribution equal to 20% of the participant’s deferred amount. Each participant elects the form of the Company match (cash or Company common stock). Compensation expense that was deferred in common stock related to the Non-Employee Directors’ Deferral Plan was $34,900, $66,550 and $94,850 in 2009, 2008 and 2007, respectively. The Company match was made in Company common stock.
     The Stillwater Mining Company Nonqualified Deferred Compensation Plan, allows officers of the Company to defer up to 60% of their salaries and up to 100% of cash compensation other than salary in accordance with the provisions of Section 409A of the Internal Revenue Code and associated Treasury regulations. All amounts deferred under this plan are fully vested, and each participant elects the deferral period and form of the compensation (cash or Company common stock). For each Plan year, the Company matches the amount of compensation deferred during that year up to a maximum of 6% of the participant’s total compensation for the calendar year. Compensation expense deferred in cash was $171,500, $174,200 and $121,000 in 2009, 2008 and 2007, respectively.
Stock Options:
     The Company recognizes compensation expense associated with its stock option grants based on fair market value on the date of grant using a Black-Scholes option pricing model. Stock option grants to employees generally vest in annual installments over a three year period. The Company recognizes stock option expense ratably over the vesting period of the options. If options are canceled or forfeited prior to vesting, the Company stops recognizing the related expense effective with the date of forfeiture, but does not recapture expense taken previously. The compensation expense related to the fair value of stock options in 2009 was approximately $0.2 million. The compensation expense related to the fair value of stock options in 2008 and 2007 was approximately $0.4 million in each year. Compensation expense related to the fair value of stock options was recorded in general and administrative expense.
     The fair value for options in 2009, 2008 and 2007 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Year ended December 31,	2009	2008	2007

Weighted average expected lives (years)	3.6	3.8	3.9
Interest rate	1.9%	2.6%	4.5%
Volatility	67%	58%	56%
Dividend yield	0	0	0
     Stock option activity for the years ended December 31, 2009, 2008 and 2007, is summarized as follows (excluding the effect of nonvested shares):

			Weighted-Average
		Weighted Average	Grant-Date
	Shares	Exercise Price	Fair Value
Options outstanding at December 31, 2006	1,350,911	$20.02
Options exercisable at December 31, 2006	1,209,644
2007 Activity
Options granted	73,450	11.59	$5.44
Options exercised	(29,375)	9.14
Options canceled/forfeited	(118,961)	16.01

Options outstanding at December 31, 2007	1,276,025	$20.16
Options exercisable at December 31, 2007	1,149,830	21.11
2008 Activity
Options granted	87,100	11.72	$5.35
Options exercised	(236,690)	12.75
Options canceled/forfeited	(96,775)	16.22

Options outstanding at December 31, 2008	1,029,660	$21.52
Options exercisable at December 31, 2008	905,266	22.90
2009 Activity
Options granted	6,984	7.26	$3.58
Options exercised	(1,699)	5.41
Options canceled/forfeited	(241,887)	23.36

Options outstanding at December 31, 2009	793,058	$20.87
Options exercisable at December 31, 2009	742,123	21.56
     The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $6,000, $1,835,000, and $147,000, respectively. At December 31, 2009, the total intrinsic value was $295,000 and $231,000 for stock options outstanding and exercisable, respectively.

     The following table summarizes information for outstanding and exercisable options as of December 31, 2009:

		Options Outstanding		Options Exercisable
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise Price	Outstanding	Contract Life	Exercise Price	Exercisable	Exercise Price
$2.53 — $4.66	11,592	6.7	$3.72	6,539	$3.18
$4.67 — $9.33	93,056	4.9	$7.04	75,550	$6.97
$9.34 — $13.99	89,426	6.1	$11.73	72,828	$11.74
$14.00 — $18.65	89,350	4.2	$15.56	81,122	$15.55
$18.66 — $23.31	256,834	2.1	$19.34	253,284	$19.32
$23.32 — $27.98	17,825	1.0	$26.48	17,825	$26.48
$27.99 — $32.64	84,275	0.1	$30.40	84,275	$30.40
$32.65 — $37.30	101,200	1.1	$34.71	101,200	$34.71
$37.31 — $38.76	49,500	0.9	$38.34	49,500	$38.34

	793,058	2.7	$20.87	742,123	$21.56

     A summary of the status of the Company’s nonvested stock options as of December 31, 2009, and changes during the year then ended, is presented below:

		Weighted-Average
		Grant-Date Fair
Nonvested Options	Options	Value
Nonvested options at January 1, 2009	124,394	$5.29
Options granted	6,984	3.58
Options vested	(43,471)	5.40
Options forfeited	(36,972)	5.30

Nonvested options at December 31, 2009	50,935	$4.96

     Total compensation cost related to nonvested stock options not yet recognized is $91,400, $20,300, and $1,400 for 2010, 2011 and 2012, respectively.
Employee Benefit Plans:
     The Company has adopted two savings plans, which qualify under section 401(k) of the U.S. Internal Revenue Code, covering essentially all non-bargaining and bargaining employees. Employees may elect to contribute up to 60% of eligible compensation, subject to the Employee Retirement Income Security Act of 1974 (ERISA) limitations. The Company is required to make matching contributions equal to 100% of the employee’s contribution up to 6% of the employee’s compensation. Matching contributions are made with common stock of the Company. During 2009, 2008 and 2007, the Company issued approximately 0.9 million, 0.8 million and 0.5 million shares of common stock, respectively, with a market value on the respective grant dates of $4.8 million, $6.0 million and $5.5 million, respectively, to match employees’ contributions. The Company made no cash contributions to the plans in 2009, 2008 or 2007.

NOTE 8
INCOME TAXES
     The components of the Company’s deferred tax liabilities (assets) are comprised of the following temporary differences and carry forwards at December 31, 2009 and 2008:

December 31, (in thousands)	2009	2008

Mine development costs	$80,369	$76,138
Inventory	16	1,550

Total deferred tax liabilities	80,385	77,688

Noncurrent liabilities	(9,262)	(8,829)
Property and equipment	(29,349)	(27,373)
Current liabilities	(18,145)	(18,994)
Long-term investments	(1,376)	(1,329)
Net operating loss and other carryforwards	(135,271)	(136,112)

Total deferred tax assets	(193,403)	(192,637)
Valuation allowance	113,018	114,949

Net deferred tax assets	(80,385)	(77,688)

Net deferred tax liabilities	$—	$—

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company provided a valuation allowance in 2009 and 2008 to reflect the estimated amount of deferred tax assets which may not be realized principally due to the expiration of the net operating loss carry forwards (NOL’s) as management considers it more likely than not that the NOL’s will not be realized based upon projected future taxable income.
     Reconcilement of the federal income tax provision at the applicable statutory income tax rate to the effective rate is as follows:

Year ended December 31, (in thousands)	2009	2008	2007

Income (loss) before income taxes	$(8,655)	$(115,797)	$(16,913)

Income tax (benefit) or expense at statutory rate of 35%	$(3,237)	$(40,941)	$(5,286)
State income tax benefit, net of federal benefit	(406)	(5,132)	(663)
Change in valuation allowance	(1,931)	46,347	5,959
Other	5,544	(306)	(10)

Net income tax benefit	$(30)	$(32)	$—

     At December 31, 2009, the Company had approximately $360 million of regular tax net operating loss carry forwards expiring during 2010 through 2029. Usage of $189 million of these net operating losses is limited to approximately $9.5 million annually as a result of the change in control of the Company that occurred in connection with the Norilsk Nickel transaction in 2003. Usage of net operating losses incurred after the change in control is not subject to this limitation.
     The Company recorded a tax benefit of $30,000 and $32,000 in 2009 and 2008, respectively, related to a refundable minimum tax credit. No cash payments for income taxes related to state tax payments were made in 2009, 2008 or 2007.
     The Company had no unrecognized tax benefits at December 31, 2009 or 2008. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in Income tax provision in the Statements of Operations and Comprehensive Income (Loss). There was no interest or penalties for the year ended December 31, 2009. The tax years subject to examination by the taxing authorities are the years ending December 31, 2008, 2007 and 2006.

NOTE 9
COMPREHENSIVE INCOME (LOSS)
     Comprehensive income (loss) consists of earnings items and other gains and losses affecting stockholders’ equity that are excluded from current net income (loss). As of December 31, 2009, such items consisted of unrealized losses on available-for-sale marketable securities. In 2008 and 2007, comprehensive income (loss) consisted of unrealized gains and losses on derivative financial instruments related to commodity price hedging activities and available-for-sale marketable securities.
     The following summary sets forth the changes in AOCI during 2009, 2008 and 2007:

			Accumulated
	Available		Other
	for Sale	Commodity	Comprehensive
(in thousands)	Securities	Instruments	Loss
Balance at December 31, 2006	$177	$(15,780)	$(15,603)

Reclassification to earnings	—	31,669	31,669
Change in value	331	(22,422)	(22,091)

Comprehensive income	$331	$9,247	$9,578

Balance at December 31, 2007	$508	$(6,533)	$(6,025)

Reclassification to earnings	6	12,794	12,800
Change in value	(674)	(6,261)	(6,935)

Comprehensive income (loss)	$(668)	$6,533	$5,865

Balance at December 31, 2008	$(160)	$—	$(160)

Reclassification to earnings	—	—	—
Change in value	70	—	70

Comprehensive income (loss)	$70	$—	$70

Balance at December 31, 2009	$(90)	$—	$(90)

NOTE 10
SEGMENT INFORMATION
     The Company operates two reportable business segments: Mine Production and PGM Recycling. These segments are managed separately based on fundamental differences in their operations.
     The Mine Production segment consists of two business components: the Stillwater Mine and the East Boulder Mine. The Mine Production segment is engaged in the development, extraction, processing and refining of PGMs. The Company sells PGMs from mine production under long-term sales agreements, through derivative financial instruments and in open PGM markets. The financial results of the Stillwater Mine and the East Boulder Mine have been aggregated, as both have similar products, processes, customers, distribution methods and economic characteristics.
     The PGM Recycling segment is engaged in the recycling of spent catalyst material to recover the PGMs contained in the material. The Company allocates costs of the smelter and base metal refinery to both the Mine Production segment and to the PGM Recycling segment for internal and segment reporting purposes because the Company’s smelting and refining facilities support the PGM extraction of both business segments.
     The All Other group primarily consists of assets, revenues, and expenses of various corporate and support functions.

     The Company evaluates performance and allocates resources based on income or loss before income taxes. The following financial information relates to the Company’s business segments:

(in thousands)	Mine	PGM	All
Year ended December 31, 2009	Production	Recycling	Other	Total
Revenues	$306,892	$81,788	$5,752	$394,432
Depreciation and amortization	$70,239	$178	$—	$70,417
Interest income	$—	$786	$1,060	$1,846
Interest expense	$—	$—	$6,801	$6,801
Income (loss) before induced conversion loss	$26,873	$6,473	$(33,934)	$(588)
Induced conversion loss	$—	$—	$8,097	$8,097
Income (loss) before income tax benefit (provision)	$26,873	$6,473	$(42,031)	$(8,685)
Capital expenditures	$38,520	$911	$103	$39,534
Total assets	$408,146	$31,283	$285,766	$725,195

(in thousands)	Mine	PGM	All
Year ended December 31, 2008	Production	Recycling	Other	Total
Revenues	$360,364	$475,388	$19,980	$855,732
Depreciation and amortization	$82,792	$192	$—	$82,984
Interest income	$—	$6,979	$4,124	$11,103
Interest expense	$—	$1	$9,717	$9,718
Income (loss) before impairment charge	$(6,413)	$33,817	$(43,196)	$(15,792)
Impairment charge	$67,254	$25,999	$6,784	$100,037
Income (loss) before income tax benefit (provision)	$(73,667)	$7,818	$(49,980)	$(115,829)
Capital expenditures	$81,657	$306	$314	$82,277
Total assets	$448,312	$23,184	$251,393	$722,889

(in thousands)	Mine	PGM	All
Year ended December 31, 2007	Production	Recycling	Other	Total
Revenues	$331,277	$326,394	$15,365	$673,036
Depreciation and amortization	$82,396	$142	$—	$82,538
Interest income	$—	$6,684	$5,021	$11,705
Interest expense	$—	$—	$11,269	$11,269
Income (loss) before income tax benefit (provision)	$(7,843)	$24,369	$(33,439)	$(16,913)
Capital expenditures	$87,257	$382	$237	$87,876
Total assets	$516,308	$88,225	$137,511	$742,044

NOTE 11
INVESTMENTS
     The cost, gross unrealized gains, gross unrealized losses, and fair market value of available-for-sale investment securities by major security type and class of security at December 31, are as follows:

		Gross	Gross
		unrealized	unrealized	Fair
(in thousands)	Cost	gains	losses	market value

2009

Federal agency notes	$28,102	$—	$(54)	$28,048
Commercial paper	6,500	—	(33)	6,467
Mutual funds	752	—	(3)	749

Total	$35,354	$—	$(90)	$35,264

2008

Federal agency notes	$17,926	$69	$—	$17,995
Commercial paper	998	1	—	999
Mutual funds	579	—	(230)	349

Total	$19,503	$70	$(230)	$19,343

     The mutual funds included in the investment table above are included in other noncurrent assets on the balance sheet.
NOTE 12
INVENTORIES
     For purposes of inventory accounting, the market value of inventory is generally deemed equal to the Company’s current cost of replacing the inventory, provided that: (1) the market value of the inventory may not exceed the estimated selling price of such inventory in the ordinary course of business less reasonably predictable costs of completion and disposal, and (2) the market value may not be less than net realizable value reduced by an allowance for a normal profit margin. In order to reflect inventory costs in excess of market values, the Company, during 2009, 2008 and 2007, reduced the aggregate inventory carrying value of certain components of its in-process and finished goods inventories by $6.6 million, $8.9 million and $6.0 million, respectively.
     The costs of PGM inventories as of any date are determined based on combined production costs per ounce and include all inventoriable production costs, including direct labor, direct materials, depreciation and amortization and other overhead costs relating to mining and processing activities incurred as of such date.
     Inventories reflected in the accompanying balance sheets at December 31 consisted of the following:

(in thousands)	2009	2008

Metals inventory
Raw ore	$1,163	$1,050
Concentrate and in-process	23,985	14,892
Finished goods	45,537	35,111

	70,685	51,053
Materials and supplies	18,282	20,985

Total inventory	$88,967	$72,038

     The Company also holds in its possession materials it processes on a toll basis for customers - until the tolled material is transported to a third party refiner.

NOTE 13
EARNINGS (LOSS) PER COMMON SHARE
     No adjustments were made to reported net income (loss) in the computation of basic earnings (loss) per share or diluted earnings (loss) per share in 2009, 2008 or 2007. The Company currently has only one class of equity shares outstanding.
     Outstanding options to purchase 760,619, 888,879 and 1,058,982 weighted average shares were excluded from the computation of diluted earnings (loss) per share in 2009, 2008 and 2007 respectively, because the Company reported losses in these years and so the effect would have been antidilutive and inclusion of these options would have reduced the net loss per share.
     There was no effect of outstanding nonvested shares on diluted weighted average shares outstanding in 2009, 2008 or 2007 because the Company reported net losses in these years and inclusion of any of these shares would have reduced the net loss per share amounts.
     All shares of common stock applicable to the outstanding convertible debentures were excluded from the computation of diluted weighted average shares in 2009 and 2008 because the net effect of assuming all the debentures were converted would have been antidilutive.
NOTE 14
DEBT OBLIGATIONS
Convertible Debentures
     On March 12, 2008, the Company issued and sold $181.5 million aggregate principal amount of senior convertible debentures due March 15, 2028 (debentures). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, and commenced on September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each $1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of the Company’s common stock, at any time prior to the maturity date. The conversion rate is subject to certain adjustments, but will not be adjusted for accrued interest or any unpaid interest. The conversion rate initially represents a conversion price of $23.51 per share. Holders of the debentures may require the Company to repurchase all or a portion of their debentures on March 15, 2013, March 15, 2018 and March 15, 2023, or at any time before March 15, 2028 upon the occurrence of certain events including a change in control. The Company may redeem the debentures for cash beginning on or after March 22, 2013.
     After issuance of the debentures, the Company used a portion of the proceeds to repay its term loan facility and revolving credit facility. The term loan facility and the revolving credit facility were fully repaid and terminated on March 12, 2008. Interest expense for 2008 included approximately $2.2 million for the write-off of unamortized fees associated with the termination of the credit facility. Amortization expense related to the issuance costs of the debentures was $1.0 million and $0.8 million in 2009 and 2008, respectively, and the interest expense on the debentures was $3.3 million and $2.7 million in 2009 and 2008, respectively. The Company made cash payments of $3.4 million and $1.7 million for interest on the debentures during 2009 and 2008, respectively.
     In October 2009, the Company undertook the exchange of $15 million face amount of the convertible debentures for 1.84 million shares of the Company’s common stock. The debentures so acquired have been retired, leaving $166.5 million face value of the debentures outstanding at December 31, 2009. Because the number of shares issued in this transaction exceeded the 42.5351 shares per $1,000 of face value specified in the bond indenture, the Company expensed the value of the additional shares as an “inducement loss.” Consequently, the Company recorded a loss on the exchange transaction of $8.1 million during the fourth quarter of 2009.
EXEMPT FACILITY REVENUE BONDS
     During 2000, the Company completed a $30 million offering of Exempt Facility Revenue Bonds, Series 2000, through the State of Montana Board of Investments. The bonds were issued by the State of Montana Board of Investments to finance a portion of the costs of constructing and equipping certain sewage and solid waste disposal facilities at both the Stillwater Mine and the East Boulder Mine. The bonds mature on July 1, 2020, and have a stated interest rate of 8.00% with interest paid semi-annually. The bonds have an effective interest rate of 8.57%. Net proceeds from the offering were $28.7 million. The balance outstanding for the years ended December 31, 2009 and 2008 was $29.5 million and $29.4 million, respectively, which is net of unamortized discount of $0.5 million and $0.6 million, respectively.
CASH PAID FOR INTEREST
     The Company made cash payments for interest of $5.8 million, $5.4 million and $10.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.
NOTE 15
PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment at December 31 consisted of the following:

(in thousands)	2009	2008

Machinery and equipment	$52,724	$52,503
Buildings and structural components	132,007	113,990
Mine development	429,416	387,206
Land	7,069	6,403
Construction-in-progress:
Stillwater Mine	40,332	47,516
East Boulder Mine	6,776	14,085
Other	1,991	16,765

	670,315	638,468
Less accumulated depreciation and amortization	(311,449)	(245,056)

Total property, plant, and equipment	$358,866	$393,412

     The Company’s capital expenditures for the years ended December 31, were as follows:

(in thousands)	2009	2008	2007

Stillwater Mine	$26,682	$46,513	$47,864
East Boulder Mine	4,447	19,097	33,991
Other	8,405	16,667	6,021

Total capital expenditures	$39,534	$82,277	$87,876

NOTE 16
ASSET RETIREMENT OBLIGATION
     The following summary sets forth the annual changes to the Company’s asset retirement obligation in 2009, 2008 and 2007:

	Stillwater	East Boulder
(in thousands)	Mine	Mine	Total

Balance at December 31, 2006	$5,816	$2,734	$8,550

Liabilities incurred	1,222	—	1,222
Accretion expense	512	222	734
Revision of estimated cash flows	—	—	—

Balance at December 31, 2007	$7,550	$2,956	$10,506

Liabilities incurred	—	—	—
Accretion expense	644	241	885
Revision of estimated cash flows	(2,301)	(2,062)	(4,363)

Balance at December 31, 2008	$5,893	$1,135	$7,028

Liabilities incurred	—	—	—
Accretion expense	507	99	606
Revision of estimated cash flows	(645)	(780)	(1,425)

Balance at December 31, 2009	$5,755	$454	$6,209

     Revisions during 2009 and 2008 resulted from changes in estimated timing of abandonment. In 2009, the Company increased the estimated mine life of the Stillwater Mine from the year 2030 to 2032; and it increased the estimated mine life of the East Boulder Mine from the year 2055 to 2074. In 2008, the Company increased the estimated mine life of the Stillwater Mine five years; and it increased the estimated mine life of the East Boulder Mine by 15 years. In 2007, the Company recorded a $1.2 million adjustment to the future reclamation obligation at the Stillwater Mine related to an increase in the estimated reclamation costs. No adjustment to the asset retirement obligation for the East Boulder Mine was made in 2007.
     At December 31, 2009, the Company had posted surety bonds with the State of Montana in the amount of $25.8 million, and had obtained a letter of credit of $7.5 million to satisfy the current $33.3 million of financial guarantee requirements determined by the regulatory agencies. The Company anticipates these financial guarantee requirements may increase once the state finalizes its environmental impact statement which was completed in 2008. However the Company to date has not received a final environmental impact statement from the state.
NOTE 17
FAIR VALUE MEASUREMENTS
     Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2009, consisted of the following:

	Fair Value Measurements
(in thousands)	Total	Level 1	Level 2	Level 3

Mutual funds	$749	$749	$—	$—
Investments	$34,515	$34,515	$—	$—
     The fair value of mutual funds and investments, consisting of federal agency notes and commercial paper, is based on market prices which are readily available.

     The Company’s long-term investments are carried on the balance sheet at cost. The Company determined that its long-term investments, representing equity holdings in two exploration companies, were other than temporarily impaired and recorded a write-down of $0.1 million in 2009.
     The estimated fair value of the Company’s $166.5 million, 1.875% convertible debentures using Level 2 inputs was $139.0 million at December 31, 2009. The Company used its current trading data to determine the fair value of the convertible debentures. The fair value of the Company’s $30 million 8% Series 2000 exempt facility revenue bonds using Level 3 inputs was $25.6 million, at December 31, 2009. The Company used implicit interest rates of comparable unsecured obligations to calculate the fair value of the revenue bonds.
NOTE 18
RELATED PARTIES
     The Palladium Alliance International (PAI) promotes palladium in the worldwide jewelry market. Currently, the PAI receives a significant portion of its funding from the Company. In 2009, 2008 and 2007, the Company made contributions of $1.7 million, $5.2 million and $4.8 million, respectively, to PAI. These contributions are accounted for in marketing expense.
     MMC Norilsk Nickel has held a majority interest in the Company since June of 2003. As of December 31, 2009, Norilsk Nickel controlled approximately 51.5% of the Company’s outstanding common shares, as well as holding $80 million of the Company’s $166.5 million outstanding in 1.875% convertible debentures due 2028. The Company arranges certain services on behalf of Norilsk Nickel for which the Company is periodically reimbursed. Amounts due from Norilsk Nickel at December 31, 2009 and 2008 were $0.3 million and $0.2 million, respectively.
NOTE 19
COMMITMENTS AND CONTINGENCIES
     The Company manages risk through insurance coverage, credit monitoring and diversification of suppliers and customers.
REFINING AGREEMENTS
     The Company has contracted with two entities to refine its filter cake production. Even though there are a limited number of PGM refiners, the Company believes that it is not economically dependent upon any one refiner.
OPERATING LEASES
     The Company has operating leases for various office equipment and office space expiring at various dates through December 31, 2014. Total rental expense for cancelable and non-cancelable operating leases was $1.5 million, $1.8 million and $2.0 million in 2009, 2008 and 2007, respectively.
Future minimum lease payments for operating leases with terms in excess of one year are as follows:

Minimum Lease
Year ended (in thousands)	Payment
2010	$303
2011	303
2012	297
2013	264
2014	233

Total	$1,400

SIGNIFICANT CUSTOMERS
     Total sales to significant customers as a percentage of total revenues for the years ended December 31 were as follows:

	2009	2008	2007
Customer A	53%	30%	33%
Customer B	21%	25%	27%
Customer C	*	13%	*
Customer D	*	11%	*

	74%	79%	60%

*	Represents less than 10% of total revenues
LABOR UNION CONTRACTS
     As of December 31, 2009, the Company had approximately 62% and 17% of its active labor force covered by collective bargaining agreements expiring on July 1, 2011 and July 1, 2012, respectively.
LEGAL PROCEEDINGS
     The Company is involved in various claims and legal actions arising in the ordinary course of business, primarily employee lawsuits. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.
REGULATIONS AND COMPLIANCE
     For the past several years, the Company has been experimenting with various bio-diesel blends and modifying some of its mining practices underground in an effort to comply with much stricter Mine Safety and Health Administration (MSHA) limits on diesel particulate matter (DPM) exposure for underground miners. These new limits were delayed for a time, but they ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of its internal efforts to reduce DPM exposure, recent sampling indicates that the Company has achieved compliance with the new standards at both the East Boulder Mine and the Stillwater Mine.
     At year end, the Company believes all underground operations are in compliance with these standards through the use of blended bio-diesel fuels, post exhaust treatments, power train advances and high secondary ventilation standards. No assurance can be given that any lack of compliance in the future will not impact the Company.

NOTE 20
QUARTERLY DATA (UNAUDITED)
     Quarterly earnings data for the years ended December 31, 2009 and 2008 were as follows:

	2009 Quarter Ended
(in thousands, except per share data)	March 31	June 30	September 30	December 31
Revenue	$85,818	$94,787	$112,004	$101,823
Depreciation and amortization	$17,165	$17,087	$18,549	$17,616
Operating income (loss)	$(10,609)	$5,815	$5,525	$3,557
Net income (loss)	$(11,680)	$4,562	$4,214	$(5,751)
Comprehensive income (loss)	$(11,714)	$4,643	$4,306	$(5,820)
Basic earnings (loss) per share	$(0.12)	$0.05	$0.04	$(0.06)
Diluted earnings (loss) per share	$(0.12)	$0.05	$0.04	$(0.06)

	2008 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$186,364	$233,150	$254,182	$182,036
Depreciation and amortization	$20,695	$21,795	$19,000	$21,494
Operating income (loss)	$4,717	$19,699	$(12,789)	$(128,985)
Net income (loss)	$3,274	$20,665	$(11,255)	$(128,481)
Comprehensive income (loss)	$3,362	$26,569	$(11,327)	$(128,536)
Basic earnings (loss) per share	$0.03	$0.22	$(0.12)	$(1.37)
Diluted earnings (loss) per share	$0.03	$0.22	$(0.12)	$(1.37)

(b)	Pro Forma financial information:

None

(c)	Shell company transactions:

None

(d)	Exhibits

23.1 Consent of KPMG LLP, Independent Registered Public Accounting Firm.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2010	STILLWATER MINING COMPANY
	By:	/s/ John R. Stark
John R. Stark
Vice President